Exhibit (a)(1)(D)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Williams Controls, Inc.
at
$15.42 Net Per Share
by
Columbia Acquisition Sub, Inc.
a wholly owned subsidiary of
Curtiss-Wright Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME,
ON THURSDAY, DECEMBER 13, 2012, UNLESS THE OFFER IS EXTENDED.

November 15, 2012

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

          We have been engaged by Columbia Acquisition Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Curtiss-Wright Corporation, a Delaware corporation (“Curtiss-Wright”), to act as Information Agent in connection with Purchaser’s offer to purchase all issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Williams Controls, Inc., a Delaware corporation (“Williams Controls”), at a price of $15.42 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 15, 2012 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

          The Offer is conditioned upon (i) there having been validly tendered in the Offer and not properly withdrawn that number of that when added to the number of shares owned by Curtiss-Wright and Purchaser (if any), represent a majority of the total number of outstanding Shares on a fully diluted basis (which assumes conversion or exercise of all derivative securities of the Company, regardless of the conversion or exercise price or other terms and conditions thereof) as of the expiration of the Offer, (ii) the expiration or termination of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended in the United States and the receipt of all other clearances, consents, approvals, orders or authorizations applicable to the purchase of Shares pursuant to the Offer under any other antitrust or competition laws and (iii) other customary conditions as described in Section 13—“Conditions of the Offer.” There is no financing condition to the Offer.

          The Offer and withdrawal rights will expire at 11:59 p.m., New York City time, on Thursday, December 13, 2012, unless the Offer is extended.

          Enclosed herewith are the following documents:

1.Offer to Purchase, dated November 15, 2012;

2.The Letter to Stockholders of Williams Controls from Williams Controls’s Chief Executive Officer, accompanied by Williams Controls’ Solicitation/Recommendation Statement on Schedule 14D-9;

3.Letter of Transmittal to be used by stockholders of Williams Controls in accepting the Offer and tendering Shares, including guidelines for certification of Taxpayer Identification Number on Substitute Form W-9;

4.Notice of Guaranteed Delivery; and

5.A printed letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

          The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 31, 2012, among Purchaser, Curtiss-Wright Controls, Inc., a Delaware corporation and wholly owned subsidiary of Curtiss-Wright and the parent corporation of Purchaser (“Curtiss-Wright Controls”), and Williams Controls (the “Merger Agreement”), under which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Williams Controls and Williams Controls will be the surviving corporation and a wholly owned subsidiary of Curtiss-Wright (the “Merger”). At the effective time of the Merger (the “Effective Time”), each issued and outstanding Share (other than Shares held in the treasury of Williams Controls or owned by Purchaser, Curtiss-Wright or any wholly owned subsidiary of Curtiss-Wright or Williams Controls or held by stockholders who have properly exercised appraisal rights under Delaware law) will, by virtue of the Merger, and without any action by the holder thereof, be canceled and converted into the right to receive from Purchaser an amount in cash equal to the Offer Price, without interest thereon and less any required withholding taxes, payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share. The Merger Agreement is more fully described in the Offer to Purchase. The Williams Controls board of directors (the “Williams Controls Board”) has duly and unanimously (a) authorized and approved the execution, delivery and performance of the Merger Agreement, (b) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated in the Merger Agreement, (c) declared that the Merger Agreement, the Merger and the Offer, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to and in the best interests of the stockholders of Williams Controls, (d) recommended that the stockholders of Williams Controls accept the Offer and tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement and the Merger.

          For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to Wells Fargo Bank, N.A.(the “Depositary”) of its acceptance for payment of such Shares pursuant to the Offer. In all cases, payment for any Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares, an indication in the Letter of Transmittal of the tender of Direct Registration Book-Entry Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

          Purchaser is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

          In order to tender Shares pursuant to the Offer, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of any book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal, should be sent to and timely received by the Depositary, and either certificates representing the tendered Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account should be delivered, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

          Neither Curtiss-Wright nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent or as otherwise described in Section 16 the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

          Your prompt action is requested. We urge you to contact your clients as promptly as possible. The Offer and withdrawal rights will expire at 11:59 p.m., New York City time, on Thursday, December 13, 2012, unless the Offer is extended.

          If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date (as defined in “Section 1—Terms of the Offer” of the Offer to Purchase), a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

          Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser’s expense.

Very truly yours,

Innisfree M&A Incorporated

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF CURTISS-WRIGHT, PURCHASER, WILLIAMS CONTROLS, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OTHER THAN THE ENCLOSED DOCUMENTS OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022

Shareholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833